Exhibit 99.1

RUSS THOMAS JOINS CONNECTURE’S BOARD OF DIRECTORS

Thomas will draw on extensive expertise gained in leadership positions in the health care information technology industry

BROOKFIELD, Wis. – January 29, 2015 – Connecture, Inc. (NASDAQ: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced that Russ Thomas, a veteran executive with extensive experience in the health care information technology industry, will join the company’s board of directors.

“Russ is a leader who has an exceptional track record of success helping health care information companies achieve and sustain growth,” said Doug Schneider, CEO of Connecture. “His experience spearheading the application of technology to solve real business problems and provide greater value to payers, health systems and consumers will be of great value to Connecture as we continue to innovate.”

Thomas has served since 2012 as CEO of Availity, a trusted information intermediary between health plans and health care providers. In this role and in his prior role as Availity’s president and chief operating officer since 2008, Thomas has overseen Availity’s double-digit compound annual growth and its expansion into new and innovative areas of health information exchange.

Thomas also serves on the board of the eHealth Initiative, a non-profit organization based in Washington, D.C. that seeks to improve the quality, safety and efficiency of care through the use of information technology. Members of the eHealth Initiative include leaders from across the health care industry.

Prior to joining Availity, Thomas served as the CEO of Gold Standard, Inc., a health information technology company, where he led its turnaround and managed the company’s acquisition by Reed Elsevier. He also practiced law for eleven years with a focus on corporate mergers and acquisitions, business development and government law after earning a law degree from the University of Virginia School of Law and a Bachelor of Arts degree from Virginia Tech.

“Connecture is a particularly compelling company because it effectively enables consumers, even those who are attaining health insurance coverage for the first time, to quickly and easily make coverage decisions that directly reflect their needs and those of their families online and in exchanges,” said Thomas. “At the same time, these systems eliminate many of the complexities that historically made the health insurance selection and purchasing process complex. The winning combination Connecture offers is important for health care in this country and is one of the reasons I look forward to contributing to its success.”

Connecture’s solutions are used across the health insurance industry. More than 20 million people shop online for health insurance coverage on systems created by the company and Connecture’s solutions are relied on by 20 of the top 25 insurers based on total enrollment, half of all Blue Cross and Blue Shield plans, numerous brokers and benefits consultants, state agencies and Medicare.gov – where more than 52 million Medicare beneficiaries can use the plan and drug comparison technologies created by Connecture’s subsidiary, DRX.

“Russ is a great addition to this board,” said David A. Jones, Jr., chairman of Connecture’s board of directors and chairman of Chrysalis Ventures. “Connecture is playing a crucial role in the reinvention of health insurance distribution by providing the core platforms needed for effective exchanges – exchanges that deliver on the promise of reform while simultaneously reflecting the reality of business today. Russ joins a great team that is prepared to move this company and health care forward in a meaningful way.”

About Connecture

Connecture is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Media Contact:

Ken Phillips

Davies Murphy Group

Ph. 781.418.2437

connecture@daviesmurphy.com

Investor Relations Contact:

Peter Vozzo

Westwicke Partners

443-213-0505

Peter.Vozzzo@westwicke.com

Source: Connecture